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               [LETTERHEAD OF CYTOGEN CORPORATION APPEARS HERE]

                                               CONTACT: Pamela M. Murphy
                                                        CYTOGEN Corporation
                                                        609-987-8221

                                 NEWS RELEASE           Richard R. D'Antoni
                                                        Cellcor, Inc.
                                                        617-332-2500
                             For Immediate Release

                       CYTOGEN TO ACQUIRE CELLCOR, INC.

PRINCETON, N.J., and NEWTON, MA., June 16, 1995 - CYTOGEN Corporation (NASDAQ:-CYTO) and Cellcor, Inc. (OTC:CLTX), announced today that they had signed a definitive merger agreement whereby CYTOGEN would acquire all of the outstanding capital stock of Cellcor in exchange for shares of common stock of CYTOGEN. Cellcor stockholders will receive .6 shares of CYTOGEN common stock for each share of the 5.5 million shares of Cellcor common stock outstanding and
218.94 shares of CYTOGEN common stock for each of the 5,250 shares of Cellcor preferred stock outstanding. Hillman Medical Ventures (Hillman), a private investment firm specializing in early to mid-size healthcare businesses and Cellcor's lead stockholder, owns approximately 50.5% of Cellcor's common stock and 95.2% of the preferred stock. Hillman has agreed to vote in favor of the merger.

In conjunction with CYTOGEN's acquisition of Cellcor, there will be a subscription offering which will allow each record holder of Cellcor common stock (as of the record date for the special meeting of Cellcor stockholders to be held to approve the merger) to purchase for cash up to $23.5 million of CYTOGEN common stock at $3.89 per share. Consummation of the merger is conditioned upon the purchase of at least $12.0 million of the subscription offering. Hillman has committed to purchase $12.0 million of the offering. These transactions also remain subject to, among other things, the effectiveness of certain registration statements and a joint proxy to be filed with the Securities and Exchange Commission (SEC), certain other regulatory approvals, and the approval of both sets of stockholders.

Cellcor is a biotechnology company focused on the development and commercialization of autolymphocyte therapy (ALT), a proprietary immunotherapy using a patient's own immune cells to treat cancer and certain infectious diseases. The Company's first product based on the ALT technology is for metastatic kidney cancer, renal cell carcinoma (RCC). The RCC product has received Orphan Drug status from the U.S. Food & Drug Administration (FDA) and is in Phase III development. In an initial Phase III trial involving 90 patients, ALT prolonged the survival of patients with advanced kidney cancer by
2.3 times when compared to the control group. The actual median survival of the ALT patients was 20 months versus 8 months for the control group. Cellcor believes that the ALT procedure, which is administered on an outpatient basis, allows patients to remain functional and productive compared to the hospitalization required by other forms of treatment for advanced cancer.

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Recent advances in the understanding of the human immune system and its role in disease have led to the development of living cell therapies like Cellcor's that use lymphocytes, a type of white blood cell that can target certain disease processes associated with cancer and infectious diseases. As a result, Cellcor is also evaluating the use of ALT in infectious diseases such as chronic hepatitis.

Thomas J. McKearn, CYTOGEN President and CEO stated, "As we have communicated over the past year, our strategy is to add complementary products, technologies and services to CYTOGEN's existing portfolio. The acquisition of Cellcor with its focus in cancer and infectious diseases, complements and broadens our product pipeline. In addition, Hillman's investment in CYTOGEN will be a welcomed endorsement of our core capabilities in the scientific, clinical and regulatory development of products to better diagnose and treat diseases."

Gary Cashon, Chairman of Cellcor and General Partner of Hillman Medical Ventures, stated, "CYTOGEN's expertise in cancer, its status as one of a select group of biotech companies to receive FDA approval for a drug, and its next generation technology based on peptides and combinatorial chemistries, add important resources and capabilities to Cellcor. The merger has the potential to provide better products for cancer patients and in turn, benefit both Cellcor and CYTOGEN stockholders."

CYTOGEN is a biopharmaceutical company engaged in the development and marketing of products for the targeted delivery of diagnostic and therapeutic substances directly to sites of disease. CYTOGEN uses its patented and proprietary technologies to develop specific cancer diagnostic imaging and therapeutic products.

Cellcor, Inc. is a biotechnology company engaged in the development of cellular therapies with initial application in the treatment of certain cancers and potential application in the areas of infectious disease.

This news release shall not constitute an offer to exchange or sell or the solicitation of an offer to exchange or sell nor shall there be any exchange or sale of securities in any state in which such an offer, solicitation or exchange or sale will be unlawful prior to the registration or qualification under the securities laws of such state.

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